Exhibit 7.1


                            STOCK PURCHASE AGREEMENT


         STOCK PURCHASE AGREEMENT, dated as of October 31, 2000, by and between Kleinwort Benson European Mezzanine Fund L.P., a limited partnership organized under the laws of Bermuda (the "Seller"), and Sulzer Medica USA Holding Co., a corporation organized under the laws of Delaware (the "Purchaser").

                              W I T N E S S E T H:

         WHEREAS, the Seller own an aggregate of approximately 1,416,705 issued and outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), of Tutogen Medical, Inc., a Florida corporation (the "Company"); and

         WHEREAS, the Seller wishes to sell to the Purchaser one million ninety-four thousand six hundred seventy (1,094,670) shares (the "Shares") of Common Stock of the Company, and the Purchaser wishes to purchase from the Seller the Shares, upon the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Seller and the Purchaser hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

         "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

         "Agreement" or "this Agreement" means this Stock Purchase Agreement, dated as of October 31, 2000, by and between the Seller and the Purchaser and all amendments hereto made in accordance with the provisions of Section 8.10.

         "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

         "Closing" has the meaning specified in Section 2.03.

         "Closing Date" has the meaning specified in Section 2.03.

         "Common Stock" has the meaning specified in the recitals to this Agreement.

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         "Company" has the meaning specified in the recitals to this Agreement.

         "Control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

         "Encumbrance" means (i) any security interest, pledge, mortgage, lien (including, without limitation, tax liens), charge, encumbrance or adverse claim, and (ii) any restriction arising out of any agreement to which the Seller is a party, including, without limitation, any restriction on the voting, transfer or other exercise of any attributes of ownership.

         "Governmental Authority" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

         "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

         "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

         "Person" means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

         "Purchase Price" has the meaning specified in Section 2.02.

         "Purchaser" has the meaning specified in the preamble to this Agreement.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Seller" has the meaning specified in the preamble to this Agreement.

         "Shares" has the meaning specified in the recitals to this Agreement.

         "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer,


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value added, or gains taxes; license, registration and documentation fees; and
customs duties, tariffs, and similar charges.

         SECTION 1.02 Use of Defined Terms. The meanings of the terms defined in this Agreement shall be applicable to the singular as well as the plural forms of such terms, unless otherwise stated.

                                   ARTICLE II

                                PURCHASE AND SALE

         SECTION 2.01 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer and deliver to the Purchaser the Shares and the Purchaser shall purchase from the Seller the Shares.

         SECTION 2.02 Purchase Price. The purchase price ("Purchase Price") for the Shares shall be $5.75 per Share.

         SECTION 2.03 Closing. Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Shearman & Sterling ("Purchaser's Counsel"), Broadgate West, 9 Appold Street, London EC2A 2AP at 3:00 p.m. London time (9 a.m. Houston time) on November 2, 2000, or at such other place or at such other time or on such other date as the parties may mutually agree (the day on which the Closing takes place being referred to as the "Closing Date").

         SECTION 2.04 Closing Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

         (a) stock certificates evidencing the Shares being purchased by the Purchaser duly endorsed in blank, or accompanied by stock powers duly executed in blank and with all required stock transfer tax stamps affixed; and

         (b) a receipt for the Purchase Price in respect of the Shares being purchased by the Purchaser.

         SECTION 2.05 Closing Deliveries by the Purchaser. At the Closing, following Seller's delivery of the shares to Purchaser's Counsel, the Purchaser shall deliver or cause to be delivered to the Seller the aggregate Purchase Price for the Shares, by wire transfer of immediately available funds to the account or accounts designated by written notice to the Purchaser prior to the Closing.


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

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         As an inducement to the Purchaser to enter into this Agreement, the Seller hereby represents and warrants to the Purchaser as follows:

         SECTION 3.01 Organization and Authority of the Seller. The Seller is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms.

         SECTION 3.02 Ownership of the Shares. The Shares are owned of record solely by the Seller free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement and registration of such Shares in the name of the Purchaser in the stock records of the Company, the Purchaser, assuming they shall have purchased such Shares for value in good faith and without notice of any adverse claim, will own such Shares free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, such Shares will be fully paid and nonassessable. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

         SECTION 3.03 No Conflict. The execution, delivery and performance of this Agreement by the Seller do not and will not (a) violate, conflict with or result in the breach of any provision of the charter or by-laws (or similar organizational documents) of the Seller, (b) conflict with or violate any Law or Governmental Order applicable to the Seller or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Shares owned by the Seller or on any of the assets or properties of the Seller pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Seller is a party or by which any of the Shares or any of such assets or properties is bound or affected.

         SECTION 3.04 Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by the Seller do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority.


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

         SECTION 3.05 Registered Shares/Freely Tradable Shares. With respect to 833,670 of the Shares represented by share certificate number 13838, such Shares have been registered under the Securities Act, are freely tradable and are not subject to any registration rights agreement.

         (b) With respect to 261,000 of the Shares represented by share certificate number 13827, such Shares are, and after giving effect to the transaction contemplated hereby will be, freely tradable and are not subject to any registration rights agreement.

         SECTION 3.06 Compliance with Laws. The offer, sale and issuance to the Seller, prior to the date hereof, of the Shares have been in accordance with an applicable exemption under the Securities Act, under applicable state securities and "blue sky" Laws, and, where applicable, under non-United States securities Laws.

         SECTION 3.07 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         As an inducement to the Seller to enter into this Agreement, the Purchaser hereby represents and warrants to the Seller as follows:

         SECTION 4.01 Organization and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

         SECTION 4.02 No Conflict. Except as may result from any facts or circumstances relating solely to the Seller, the execution, delivery and performance of this Agreement by the Purchaser do not and will not (a) violate, conflict with or result in the breach of any provision of the charter or by-laws (or similar organizational documents) of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease,


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

license, permit, franchise or other instrument or arrangement to which the Purchaser is a party or by which any of its assets or properties are bound or affected.

         SECTION 4.03 Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by the Purchaser do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, including, without limitation, any filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         SECTION 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

                                    ARTICLE V

                              CONDITIONS TO CLOSING

         SECTION 5.01 Conditions to the Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following conditions: (i) the representations and warranties of the Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made at the Closing, and (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects.

         SECTION 5.02 Conditions to the Obligations of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following conditions: (i) the representations and warranties of the Seller contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made at the Closing, and (ii) the covenants and agreements contained in this Agreement to be complied with by the Seller on or before the Closing shall have been complied with in all material respects.

                                   ARTICLE VI

                                  TERMINATION

         SECTION 6.01 Termination. This Agreement may be terminated at any time prior to the Closing by the Seller or the Purchaser if the Closing shall not have occurred on or prior to November 15, 2000; provided, however, that the right to terminate this Agreement under this Section 6.01 shall not be available to any party whose failure to perform any covenant or agreement under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date.


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

                                  ARTICLE VII

                               GENERAL PROVISIONS

         SECTION 7.01 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

         SECTION 7.02 Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

         SECTION 7.03 Survival of Representations and Warranties. (a) The representations and warranties of the Seller contained in this Agreement shall survive the Closing until the second anniversary of the Closing Date.. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Purchaser to the Seller, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

         (b) The representations and warranties of the Purchaser contained in this Agreement shall survive the Closing until the first anniversary of the Closing Date. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Seller to the Purchaser, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

         SECTION 7.04 Conveyance Taxes. The Seller shall be liable for and shall hold the Purchaser harmless against any real property transfer or gains, sales, use, transfer, value added, stock transfer, and stamp taxes, any transfer, recording, registration, and other fees, and any similar Taxes which become payable in connection with the sale of the Shares to the Purchaser under this Agreement. The Purchaser shall execute and deliver all instruments and certificates necessary to enable the Seller to comply with the foregoing.

         SECTION 7.05 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.04):


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

         (a)   if to the Seller:

               Kleinwort Benson European Mezzanine Fund L.P.
               The Grange
               St. Peter Port
               Guernsey
               Channel Islands, GV1 3BQ
               Telecopy:  011-44-481-728 317
               Attention: Mr. Ian Hancock

         (b)   if to the Purchaser:

               Sulzer Medica USA Holding Co.
               3 East Greenway Plaza
               Suite 1600
               Houston, Texas 77406
               Telecopy:  (713) 561-6380
               Attention:  General Counsel

         SECTION 7.06 Public Announcements. Except as required by Law or by the rules of any securities exchange on which securities of any of the parties hereto are listed or quoted, no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other parties, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

         SECTION 7.07 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 7.08 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

         SECTION 7.09 Assignment. Neither party may assign this Agreement by operation of law or otherwise without the express written consent of the other party hereto (which consent may be granted or withheld in the sole discretion of each party hereto); provided, however, that the Purchaser may assign this Agreement or any of its rights hereunder to an Affiliate of the Purchaser without the consent of the Seller.

         SECTION 7.10 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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         SECTION 7.11 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, each of the parties hereto.

         SECTION 7.12 Governing Law. This Agreement shall be governed by the laws of the State of New York.

         SECTION 7.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf as of the date first written above.


                                       KLEINWORT BENSON EUROPEAN
                                         MEZZANINE FUND L.P.

                                       by its General Partner Kleinwort Benson
                                       (Guernsey) Limited



                                       By:    /s/ A. N. Pickering
                                          --------------------------------------
                                          Name:   A.N. Pickering
                                          Title:  Director




                                       SULZER MEDICA USA HOLDING CO.



                                       By:    /s/ David S. Wise
                                          --------------------------------------
                                          Name:   David S. Wise
                                          Title:  Secretary


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